Exhibit 99.1




           FOR IMMEDIATE RELEASE

           James E. Harrison
           Vice President, Investor Relations
           856-346-8207

           Nancy A. Macenko
           Vice President, External Affairs
           856-566-4026


                     AMERICAN WATER WORKS STOCKHOLDERS GIVE
                 RESOUNDING APPROVAL TO RWE AG MERGER AGREEMENT

        VOORHEES, N. J., January 17, 2002 - At a special meeting today, owners of common stock of American Water Works Company, Inc. (NYSE:AWK) representing 80% of the total number of outstanding shares, cast their ballots in favor of adopting the September 16, 2001 merger agreement under which American Water Works will merge with a subsidiary of RWE AG and holders of American Water Works' common stock will receive $46 per share.

        "We are pleased that our stockholders recognized the value created by this transaction that was so compelling to the members of the Board," stated Marilyn Ware, Chairman of the American Water Works Board of Directors.

        Before the transaction that was approved by stockholders today can be completed, state and federal regulatory approvals are required. Petitions seeking these approvals are underway. As a result of the time required to complete the approval process by the various regulatory agencies, the company does not anticipate completion of the merger until the first half of 2003.

        American Water Works Company is the largest publicly traded U.S. corporation devoted exclusively to the business of water. Its 6,600 associates provide water, wastewater and other related services to nearly 16 million people in 29 states and three Canadian provinces. More information can be found on the Web at www.amwater.com.


        Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.